Exhibit 99.1

i2 Technologies Announces Pricing of Private Placement of Senior Convertible Notes and Warrants

i2 Technologies, Inc., (NASDAQ:ITWO) announced today that it has entered into a purchase agreement for a private placement of $75 million in aggregate principal amount of its 5% Senior Convertible Notes due 2015. The private placement is scheduled to close on November 23, 2005, subject to customary closing conditions. Investors in the notes have agreed to a purchase price equal to 100% of the principal amount of the Notes. The investors have an option to purchase up to $11.25 million additional notes for 60 days after the issuance of the Notes.

The notes will mature on November 15, 2015 and will bear interest at an annual rate of 5%. The notes will be senior obligations of i2 and will rank equally with any present and future senior obligations of i2. The notes will be effectively junior to any secured obligations of i2 to the extent of the value of the assets securing such obligations.

Prior to or on May 15, 2010, the notes will be convertible into shares of i2’s common stock upon specified events. Thereafter, the notes will be convertible at any time. The conversion price will be $15.4675 per share of common stock. The conversion premium is 15% above the closing stock price on November 21, 2005. Upon conversion, i2 will satisfy its conversion obligation with respect to the principal amount of the notes to be converted in cash, with any remaining amount to be satisfied in shares of common stock.

i2 will also issue warrants to purchase up to approximately 485,000 shares of its common stock, which warrants will be exercisable at $15.4675. The term of the warrants will be 10 years. All warrants will be distributed to the investors on a pro rata basis according to their investment in the notes. The warrants will contain traditional anti-dilution adjustments.

The total number of shares of common stock deliverable upon conversion of the notes and exercise of the warrants will be limited to approximately 4.1 million shares, absent receipt of stockholder approval of the issuance of additional shares. Subject to certain conditions, to the extent that more shares would otherwise be issuable upon conversions of notes or exercise of the warrants, i2 will be required to settle such conversions or exercises in cash by paying the value of the stock into which the notes would otherwise be convertible or the warrants would otherwise be exercisable.

i2 expects to use net proceeds from the offering to repay or repurchase outstanding indebtedness or for working capital and other corporate purposes.

The notes, the warrants and the shares of common stock issuable upon conversion of the notes and exercise of the warrants to be offered have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and, unless so registered, the securities may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

This announcement is neither an offer to sell nor a solicitation to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

About i2

i2 helps business leaders make better supply chain decisions. i2’s flexible next generation solutions are designed to synchronize demand and supply across ever-changing global business networks. i2’s innovative supply chain management tools and services are pervasive in a wide cross-section of industries; 19 of the AMR Research Top 25 Global Supply Chains belong to i2 customers. Learn more at www.i2.com.

Cautionary Language

This press release may contain forward-looking statements that involve risks and uncertainties that may cause actual results to differ from those projected. For a discussion of factors which could impact i2’s financial results and cause actual results to differ materially from those in forward-looking statements, please refer to i2’s recent filings with the SEC, particularly the Quarterly Report on Form 10-Q filed November 8, 2005 and the Annual Report on Form 10-K/A filed August 9, 2005. i2 assumes no obligation to update the forward-looking information contained in this news release.

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For more information please contact:

Kirsten Monberg

i2 Corporate Communications

469-357-4966

kirsten_monberg@i2.com